                                                        EXHIBIT 5

                          RUDNICK & WOLFE
                     203 NORTH LASALLE STREET
                   CHICAGO, ILLINOIS 60601-1293

                         January 22, 1998          (312) 368-4000

The Board of Directors
MFRI, Inc.
7720 Lehigh Avenue
Niles, IL 60714

Gentlemen:

     We have examined the registration statement on Form S-3 filed with the Securities and Exchange Commission on or about January 22, 1998, for registration under the Securities Act of 1933, as amended, of 75,000 shares of common stock to be issued pursuant to certain options granted on December 3, 1997 of MFRI, Inc. (the "Options"), a Delaware corporation (the "Company"), par value $.01 per share ("Common Stock"). We have examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation, By-Laws and the Options, and we are familiar with the corporate proceedings had and contemplated in connection with the issuance of such shares of Common Stock by the Company. We have also made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     On the basis of the foregoing, we are of the opinion that such 75,000 shares of Common Stock of the Company have been duly authorized, and when issued in accordance with the terms of the Options, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to our firm in the registration statement under the caption "Legal Matters."

                                  Very truly yours,

                                  RUDNICK & WOLFE



                                  By:/S/ HAL M. BROWN
                                      Hal M. Brown, a Partner